EXHIBIT 99.1

Atheros Announces Record Revenue and

Operating Income for Q1 2006

Santa Clara, Calif. – April 24, 2006 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced financial results for the first quarter of 2006, ended March 31, 2006.

Revenue in the first quarter was a record $61.1 million, up 15 percent from the $53.1 million reported in the fourth quarter of 2005 and up 48 percent from the $41.2 million reported in the first quarter of 2005.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded first quarter net income of $6.8 million or $0.13 per diluted share. This compares with a GAAP net income of $13.1 million or $0.24 per diluted share in the fourth quarter of 2005, and $1.7 million or $0.03 per diluted share in the first quarter of 2005. First quarter 2006 GAAP results include stock-based compensation, the cumulative effect of accounting change from the adoption of FAS 123R and the tax benefit due to the partial release of the deferred tax asset valuation allowance.

Total cash and investments increased $12.1 million during the quarter to $185.7 million at March 31, 2006.

Atheros reports operating income, net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income excludes the effect of the amortization of stock-based compensation, the cumulative effect of accounting change due to the adoption of FAS 123R and the tax benefit due to the partial release of the deferred tax asset valuation allowance. A reconciliation of GAAP to non-GAAP condensed consolidated statements of operations is presented in the financial statements portion of this release.

Non-GAAP gross margins in the first quarter were 48.4 percent, above the company’s target range of 43 to 45 percent, compared with 46.7 percent in the fourth quarter of 2005, and 44.5 percent in the first quarter of 2005. Non-GAAP operating income was 14 percent, compared with 10 percent in the fourth quarter of 2005, and 4 percent in the first quarter of 2005. In the first quarter of 2006, non-GAAP net income was $7.9 million or $0.14 per diluted share, compared with non-GAAP net income of $5.9 million or $0.11 per diluted share in the fourth quarter of 2005, and $2.1 million or $0.04 per diluted share in the first quarter of 2005.

“We are very pleased to report the highest revenue and operating income in the history of our company,” said Craig Barratt, president and CEO of Atheros. “Our core WLAN business continued to be strong, especially in the PC OEM market. We are shipping our 802.11n products in volume with multiple customers, and we expect to see significant growth in the ..11n space over the next several quarters as customers make more end-products available.

“As we had expected, our initial partner in the PAS market, UTStarcom, became a greater than 10 percent customer in the quarter, as sales of our single-chip PAS solution continued to increase significantly,” Dr. Barratt said.

In March, the FCC approved additional 5GHz bands for wireless LAN products, increasing the number of channels available from 13 to 24. “Given Atheros’ deep experience and technical leadership in the 5GHz band, we expect a growing number of customers to seek Atheros’ dual-band solutions for 802.11n to optimize the new standard’s performance capacity,” he said.

The company shipped a record 9.6 million chipsets in the first quarter, compared with 7.7 million chipsets in the fourth quarter of 2005.

Acquisition of ZyDAS Technology Corporation

In a separate release today, Atheros announced it has signed a definitive agreement to acquire ZyDAS Technology Corporation, a privately held Taiwan-based fabless IC design company, specializing in high-performance WLAN USB solutions.

“This acquisition creates a rich set of new opportunities in WLAN USB and potentially other markets, and significantly increases our presence in Hsinchu Science Park, which is close to many of our customers and offers a favorable cost structure,” Dr. Barratt said. “We are happy to welcome to the Atheros family the more than 70 ZyDAS employees, who will form the basis of our new Taiwan R&D center.”

Q1 Highlights:

•	Atheros announced the first draft 802.11n wireless LAN solution, XSPAN™, including the world’s only single-chip triple-radio RF design, and is currently shipping in volume to D-Link and other leading customers.

•	Atheros announced that UTStarcom has expanded its portfolio of PAS handsets based on Atheros’ AR1900 single-chip solution, with handsets ranging from the ultra low-cost UT117 to the feature-rich UT619.

•	Atheros announced its collaboration with QUALCOMM to develop interoperability between Atheros’ highly integrated, single-chip Radio-on-Chip for Mobile™ (ROCm) solution and select QUALCOMM Mobile Station Modem™ chipsets. The combined solutions will enable cellular devices to support a new level of 802.11g and 802.11a/g wireless LAN technology that addresses the growing demand for data-intensive products, such as advanced mobile handsets.

•	Atheros announced it had shipped more than 50 million wireless chipsets as of January 2006, solidifying its position as the wireless market’s leader in performance and integration.

Conference Call

Atheros will broadcast its first quarter 2006 financial results conference call today, Monday, April 24, 2006, at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, please dial (210) 234-0003 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-3401.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros website at http://www.atheros.com. Please access the website approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer, networking equipment and handset manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

NOTE: Atheros, the Atheros logo, ROCm and XSPAN are trademarks of Atheros Communications, Inc.

Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated growth of the 802.11n market and Atheros’ success in this market; the anticipated increase in sales of Atheros’ PAS product; the expected benefits of our collaboration with QUALCOMM; and the expected benefits of the acquisition of ZyDAS, are forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the impacts of competition, technological advances and pricing pressures; general economic conditions; variability in the quarterly operating results of Atheros and its customers; difficulties in the development of new products and technologies, and in particular Atheros’ 802.11n products; potential unforeseen defects in our 802.11n products that may become apparent upon volume production; manufacturing difficulties; whether Atheros is successful in marketing its products; whether Atheros successfully completes the ZyDAS acquisition and is able to integrate ZyDAS and its products with Atheros and its products, and other risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$185,713	$173,645
Accounts receivable, net	30,455	28,381
Inventory	24,606	20,475

Deferred income taxes and other current assets	4,760	9,111

Total current assets	245,534	231,612

Property and equipment, net	6,146	5,557
Deferred income taxes and other assets	8,750	2,010

	$260,430	$239,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$47,582	$41,213

Long-term liabilities	1,036	1,000

Stockholders’ equity	211,812	196,966

	$260,430	$239,179

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Net revenue	$61,084	$41,233

Cost of goods sold	31,666	22,893

Gross profit	29,418	18,340
Operating expenses:
Research and development	15,605	10,933
Sales and marketing	5,657	4,096
General and administrative	2,950	2,320

Total operating expenses	24,212	17,349

Income from operations	5,206	991
Interest income, net	1,816	972
Provision for income taxes	(346)	(294)
Cumulative effect of accounting change	138	—

Net income	$6,814	$1,669

Basic earnings per share	$0.14	$0.03

Diluted earnings per share	$0.13	$0.03

Shares used in computing basic earnings per share	50,445	48,091

Shares used in computing diluted earnings per share	54,472	53,830

Non-GAAP net income (*)	$7,894	$2,123

Shares used in computing non-GAAP basic earnings per share (*)	50,445	48,091

Shares used in computing non-GAAP diluted earnings per share (*)	54,472	53,830

Non-GAAP basic earnings per share (*)	$0.16	$0.04

Non-GAAP diluted earnings per share (*)	$0.14	$0.04

(*)	To supplement our condensed consolidated financial statements in accordance with GAAP, we have provided above non-GAAP measures of net income and basic and diluted earnings per share. Our management believes that these non-GAAP measures provide useful information to enhance the overall understanding of our ongoing economic performance, and therefore, uses these non-GAAP measures in our internal reporting to evaluate and manage our operations. We have provided the non-GAAP measures above to enable investors to perform comparisons of our operating results in a similar manner as our management analyzes those operating results. A reconciliation of the reported GAAP to non-GAAP condensed consolidated statements of operations is provided separately.

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF REPORTED GAAP TO NON-GAAP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended				Three Months Ended
	March 31, 2006				March 31, 2005
	Reported	Non- GAAP Entries		Non- GAAP	Reported	Non- GAAP Entries		Non- GAAP
Net revenue	$61,084	$—		$61,084	$41,233	$—		$41,233

Cost of goods sold	31,666	(118	)(a)	31,548	22,893	(26	)(a)	22,867

Gross profit	29,418	118		29,536	18,340	26		18,366

Operating expenses:
Research and development	15,605	(1,766	)(a)	13,839	10,933	(169	)(a)	10,764
Sales and marketing	5,657	(685	)(a)	4,972	4,096	(88	)(a)	4,008
General and administrative	2,950	(542	)(a)	2,408	2,320	(171	)(a)	2,149

Total operating expenses	24,212	(2,993)		21,219	17,349	(428)		16,921

Income from operations	5,206	3,111		8,317	991	454		1,445
Interest income, net	1,816	—		1,816	972	—		972
Provision for income taxes	(346)	(1,893	)(b)	(2,239)	(294)	—		(294)

Cumulative effect of accounting change	138	(138	)(c)	—	—	—		—

Net income	$6,814	$1,080		$7,894	$1,669	$454		$2,123

Basic earnings per share	$0.14			$0.16	$0.03			$0.04

Diluted earnings per share	$0.13			$0.14	$0.03			$0.04

Shares used in computing basic earnings per share	50,445			50,445	48,091			48,091

Shares used in computing diluted earnings per share	54,472			54,472	53,830			53,830

Notes:
(a)	Stock-based compensation expense
(b)	Income tax benefit of $1,392 from the partial release of the deferred tax asset valuation allowance and $501 from the tax effect of non-GAAP adjustments
(c)	Cumulative effect of accounting change